Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Rezolute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value, to be issued pursuant to outstanding Options under the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	6,797,725	(2)	$3.39	(5)	$23,044,288	$0.00011020	$2,540
Equity	Common Stock, $0.001 par value, to be issued pursuant to Awards to be granted under the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,702,275	(3)	$1.61	(6)	$4,358,905	$0.00011020	$481
Equity	Common Stock, $0.001 par value, to be issued pursuant to shares authorized for issuance under the 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	500,000	(4)	$1.61	(6)	$806,525	$0.00011020	$89
Total Offering Amounts									$3,110
Total Fee Offsets									-
Net Fee Due									$3,110

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, par value $0.001 (the “Common Stock”) that become issuable under the Registrant’s 2021 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Includes Common Stock reserved for future issuance upon exercise of outstanding options granted under the 2021 Stock Incentive Plan. Excludes 1,200,000 shares of Common Stock reserved for future issuance granted under the 2021 Stock Incentive Plan prior to June 16, 2022.
(3)	Includes Common Stock reserved for future issuance upon exercise of options, grant of restricted stock and restricted stock units (including performance-based restricted stock and stock units), dividend equivalents, and other share-based awards that may be granted under the 2021 Stock Incentive Plan.
(4)	Includes Common Stock reserved for future issuance upon the purchase of shares authorized under the 2022 Employee Stock Purchase Plan.
(5)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of the outstanding options.
(6)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on November 4, 2022.